Exhibit 99.1

News

Investor Contact: Chip Merritt

610-738-6376

cmerritt@cephalon.com

Media Contact: Robert W. Grupp

610-738-6402

rgrupp@cephalon.com

For Immediate Release

Cephalon, Inc. Accepts Notes Tendered Pursuant to Offer

for 2-1/2 Percent Convertible Subordinated Notes Due December 2006

Frazer, PA – July 12, 2005 – Cephalon, Inc. (Nasdaq: CEPH) today announced that it has accepted notes tendered pursuant to its offer for all of its outstanding 2-1/2 Percent Convertible Subordinated Notes Due December 2006 (the “Notes”).  The tender offer expired at 5:00 p.m. New York City time on July 11, 2005 (the “expiration date”).

As of the expiration date, $511,743,000 principal amount of the Notes, representing approximately 98 percent of the Notes outstanding, had been validly tendered and not withdrawn pursuant to the tender offer.  Cephalon has accepted for purchase all Notes that have been validly tendered and not withdrawn.  Each holder who tendered Notes on or before the expiration date will receive $975 in cash for each $1,000 principal amount of tendered Notes plus accrued but unpaid interest to, but not including, the date of payment.

Deutsche Bank Securities Inc. acted as Dealer Manager in connection with the tender offer.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs more than 2,300 people in the United States and Europe. U.S. sites include corporate headquarters in Frazer, Pennsylvania, and offices, research and development or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and in Maisons-Alfort, France.

The company currently markets three proprietary products in the United States: PROVIGIL® (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ®

SOURCE:  Cephalon, Inc. • 145 Brandywine Parkway • West Chester, PA  19380-4245 • (610) 344-0200 • Fax (610) 344-0981

(oral transmucosal fentanyl citrate) [C-II], and more than 20 products internationally. Further information about Cephalon and full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, yearly and quarterly sales and earnings guidance,  and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.

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